Exhibit 99-1
Astec Industries, Inc.
News Release

1725 Shepherd Road - Chattanooga, TN 37421 - Phone (423)899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2014 RESULTS

CHATTANOOGA, Tenn. (October 21, 2014) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for their third quarter ended September 30, 2014. Net sales for the third quarter of 2014 were $220.2 million compared to $213.2 million for the third quarter of 2013, a 3% increase. Earnings for the third quarter of 2014 were $1.9 million or $0.08 per diluted share compared to $6.5 million or $0.28 per diluted share in the third quarter of 2013, a decrease of 71%.

Domestic sales increased 8% to $142.6 million for the third quarter of 2014 compared to $132.4 million for the third quarter of 2013. International sales decreased 4% to $77.6 million for the third quarter of 2014 compared to $80.8 million for the third quarter of 2013.

Net sales for the first nine months of 2014 were $736.1 million compared to $709.1 million for the first nine months of 2013, a 4% increase. Earnings for the first nine months of 2014 were $26.0 million or $1.12 per diluted share compared to $30.8 million or $1.33 per diluted share in the first nine months of 2013, a 16% decrease.

Domestic sales increased 10% to $502.7 million for the first nine months of 2014 compared to $456.6 million for the first nine months of 2013. International sales were $233.4 million for the first nine months of 2014 compared to $252.5 million for the first nine months of 2013, an 8% decrease.

The Company's gross profit for the third quarter of 2014 was $43.3 million or 19.7% compared to $45.8 million or 21.5% for the third quarter of 2013, a decrease of $2.5 million or 180 basis points. The decrease in gross profit is attributable to the Infrastructure Group with the Aggregate and Mining Group and the Energy Group meeting or exceeding third quarter of 2013 gross profit levels. The Infrastructure Group's gross profit was negatively impacted by a reduction in sales volume combined with pricing pressures in the infrastructure market.

The Company's effective income tax rate increased from 34.6% for the third quarter of 2013 to 64.0% for the third quarter of 2014. The effective tax rate for the first nine months of 2014 was 37.9% compared to 33.4% for the first nine months of 2013. This increase was due to net operating losses in certain foreign jurisdictions that could not be utilized to offset taxable income in the United States, adjustments to the Company's tax reserves and the continued delay in passage of a research and development credit in 2014.

The Company's domestic backlog increased 42%, from $132.9 million at September 30, 2013 to $189.3 million at September 30, 2014. The international backlog at September 30, 2014 was $105.7 million compared to $98.1 million at September 30, 2013 for an increase of 8%. Total backlog increased 28% to $295.0 million at September 30, 2014 from $231.0 million at September 30, 2013.

Consolidated financial information for the quarter and nine months ended September 30, 2014 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly results, Benjamin G. Brock, President and Chief Executive Officer, stated, "We are disappointed in our net income for the third quarter. Our Energy and our Aggregate and Mining Groups performed okay while our Infrastructure Group lagged due primarily to the lack of a federal highway bill, pricing pressure as a result, and product mix. As we've previously reported, we are still unable to recognize the revenue associated with our new $60 million pellet plant. This lack of recognition continues to hamper the Infrastructure Group's 2014 operating results. A 64% tax rate for the quarter was another challenge to our earnings in the quarter."

Mr. Brock continued, "Despite our third quarter results, we are encouraged about our overall business prospects for the remainder of the year and 2015. Our backlog is up 28% versus last year with increases in both domestic and international markets. Also, our higher margin parts sales have recovered and are ahead of last year's pace. These developments, along with our focus on lean initiatives, lead us to feel optimistic about both sales growth and margin improvement."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on October 21, 2014, at 10:00 A.M. Eastern Time to review its September 30, 2014 results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210. International callers should dial (201) 689-8049. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 4, 2014 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13593054. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing. Astec's manufacturing operations are divided into three primary business segments: road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, anticipated tax rates/credits, equipment and parts sales, federal infrastructure spending and pricing pressures. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the effect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2013.

For Additional Information Contact:
Benjamin G. Brock
President & Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30	Sept 30
	2014	2013
Assets
Current assets
Cash and cash equivalents	$13,820	$46,342
Investments	1,903	16,342
Receivables, net	108,844	97,347
Inventories	370,436	339,826
Prepaid expenses and other	36,629	21,701
Total current assets	531,632	521,558
Property and equipment, net	190,395	186,546
Other assets	66,554	41,959
Total assets	$788,581	$750,063
Liabilities and equity
Current liabilities
Accounts payable - trade	$53,034	$48,492
Other current liabilities	97,059	95,083
Total current liabilities	150,093	143,575
Non-current liabilities	40,139	32,903
Total equity	598,349	573,585
Total liabilities and equity	$788,581	$750,063

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2014	2013	2014	2013
Net sales	$220,157	$213,177	$736,086	$709,136
Cost of sales	176,896	167,390	573,890	549,341
Gross profit	43,261	45,787	162,196	159,795
Selling, general, administrative & engineering expenses	38,867	36,635	122,539	114,797
Income from operations	4,394	9,152	39,657	44,998
Interest expense	193	269	375	417
Other	860	1,087	2,410	1,731
Income before income taxes	5,061	9,970	41,692	46,312
Income taxes	3,145	3,456	15,734	15,536
Net income attributable to controlling interest	$1,916	$6,514	$25,958	$30,776

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.08	$0.29	$1.14	$1.35
Diluted	$0.08	$0.28	$1.12	$1.33

Weighted average common shares outstanding
Basic	22,830	22,756	22,813	22,744
Diluted	23,109	23,082	23,103	23,077

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2014 and 2013
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	78,698	88,177	53,282	-	220,157
2013 Revenues	83,319	79,792	50,066	-	213,177
Change $	(4,621)	8,385	3,216	-	6,980
Change %	(5.5%)	10.5%	6.4%	-	3.3%

2014 Gross Profit	11,367	21,604	10,277	13	43,261
2014 Gross Profit %	14.4%	24.5%	19.3%	-	19.7%
2013 Gross Profit	18,552	19,584	7,667	(16)	45,787
2013 Gross Profit %	22.3%	24.5%	15.3%	-	21.5%
Change	(7,185)	2,020	2,610	29	(2,526)

2014 Profit (Loss)	520	6,806	2,789	(7,137)	2,978
2013 Profit (Loss)	5,919	6,765	456	(5,935)	7,205
Change $	(5,399)	41	2,333	(1,202)	(4,227)
Change %	(91.2%)	0.6%	511.6%	(20.3%)	(58.7%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2014	2013	Change $
Total profit for all segments	$2,978	$7,205	$(4,227)
Elimination of intersegment profit	(1,212)	(678)	(534)
Net (income) loss attributable to non-controlling interest	150	(13)	163
Net income attributable to controlling interest	$1,916	$6,514	$(4,598)

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2014 and 2013
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	296,074	287,976	152,036	-	736,086
2013 Revenues	296,393	270,438	142,305	-	709,136
Change $	(319)	17,538	9,731	-	26,950
Change %	(0.1%)	6.5%	6.8%	-	3.8%

2014 Gross Profit	59,135	70,722	32,309	30	162,196
2014 Gross Profit %	20.0%	24.6%	21.3%	-	22.0%
2013 Gross Profit	64,752	68,239	26,821	(17)	159,795
2013 Gross Profit %	21.8%	25.2%	18.8%	-	22.5%
Change	(5,617)	2,483	5,488	47	2,401

2014 Profit (Loss)	21,124	27,065	7,659	(27,578)	28,270
2013 Profit (Loss)	24,900	26,963	3,882	(23,387)	32,358
Change $	(3,776)	102	3,777	(4,191)	(4,088)
Change %	(15.2%)	0.4%	97.3%	(17.9%)	(12.6%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2014	2013	Change $
Total profit for all segments	$28,270	$32,358	$(4,088)
Elimination of intersegment profit	(2,468)	(1,428)	(1,040)
Net (income) loss attributable to non-controlling interest	156	(154)	310
Net income attributable to controlling interest	$25,958	$30,776	$(4,818)

Astec Industries, Inc.
Backlog by Segment
September 30, 2014 and 2013
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2014 Backlog	135,895	80,978	78,156	295,029
2013 Backlog	114,137	72,000	44,815	230,952
Change $	21,758	8,978	33,341	64,077
Change %	19.1%	12.5%	74.4%	27.7%